Exhibit 10.11

Summary of English Translation of Termination of Equity Interest Pledge Agreement

This Termination of Equity Interest Pledge Agreement (the “Agreement”) signed by the parties below at Beijing on December 31, 2021.

Party A: Trans Pacific Shipping Ltd.

Party B: Lei Cao

Mingwei Zhang

Whereas:

1. Both parties signed the Agreement on November 14, 2007. According to the Agreement, Party B pledges its shares of Sino-Global Shipping Agency Ltd. to Party A.

2. Both parties agreed to terminate the Agreement.

Both parties agree:

1. Effective the date above, the Agreement is to be terminated, the parties shall not be bound by the terms of the Agreement, and shall not have the obligation and responsibility to fulfill the Agreement.

2. Both Parties acknowledge that this termination of the Agreement shall not breach of the Agreement.

Party A:	Trans Pacific Shipping Ltd.

By:

Party B:	Lei Cao

Mingwei Zhang

By: